Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL FIRST QUARTER RESULTS

LEVEL WITH PRIOR YEAR

Declares 63rd Consecutive Quarterly Dividend

ADDISON, IL, May 7, 2003 – Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment and chemicals manufacturer, reported that its operating results for the first quarter of 2004 were essentially unchanged from the initial three months of 2003.

For the recent quarter, sales improved 6.3 percent to $19,810,000 from $18,634,000 for the opening quarter of 2003.  Net income was $449,000 compared with last year’s $473,000, each quarter resulted in $.13 per share.

Cost of goods sold and selling expenses rose in line with sales but general and administrative expenses increased disproportionately due largely to higher professional fees and insurance premiums, according to Gregory J. Rau, President and CEO.

He said domestic sales of commercial equipment were up, a welcome improvement over recent quarters when this product line was weaker than other parts of the Company’s operations.  International sales of commercial units also rose.  “A 23.7 percent increase in the backlog of total orders compared with the prior year’s first quarter is another encouraging sign,” said Rau.  Minuteman sells its equipment in more than 60 countries, with foreign revenues approximating 20 percent of the Company’s overall sales.

Revenues in the Company’s industrial and chemical lines, however, were lower, both here and abroad, Rau said, even after allowing for favorable currency translations.  “It is really too early in the economic cycle for the apparent business recovery worldwide to be reflected in Minuteman’s results,” he said, “because sanitary equipment and services typically lag the primary trend in commerce.”

Minuteman’s financial condition remains strong, with working capital of $35.9 million representing a current ratio of 4.8 to 1.  Shareholders’ equity of $41.1 million is equal to $11.49 per share, and debt is unchanged from year-end 2003 at $7.5 million.  The Company has sufficient capital resources to meet business and liquidity needs as they arise, and Rau currently foresees no events that will materially change that condition.

Mr. Rau noted that, on April 5, 2004, Minuteman announced the receipt of a tender offer from its majority shareholder, Hako-Werke International GmbH, to acquire for a cash price of $12.85 per share the remaining common stock of Minuteman not already held by Hako-Werke, which presently owns approximately 68 percent of Minuteman shares.  A special committee of independent members of Minuteman’s Board of Directors is currently reviewing the proposed price and terms of the offer.

The Board of Directors has approved the 63rd consecutive quarterly dividend in the amount of $.09 per share, payable May 28, 2004 to shareholders of record as of May 14, 2004.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label.  The corporation has dealers in more than 60 countries.  More information can be found on the company’s Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2004	2003	% Change

Net Sales	$19,810	$18,634	6.3

Cost of Sales	13,907	13,080	6.3

Gross Profit	$5,903	$5,554	6.3

Selling Expenses	3,696	3,452	7.1

General and Administrative Expenses	1,319	1,131	16.6

Income from Operations	$888	$971	(8.6)

Interest Expense, net	(155)	(192)	(19.3)
Other (Expense), net	(25)	(1)

Total Other Expense, net	(180)	(193)	(6.7)

Income before Income Taxes	$708	$778	(9.0)

Income Tax Expense	259	305	(15.1)

Net Income	$449	$473	(5.1)

Net Income Per Share –
Basic and diluted	$.13	$.13

Average Number of Shares
Outstanding - Basic	3,586	3,580

Average Number of Shares
Outstanding – Diluted	3,587	3,587